Exhibit 99.1

TherapeuticsMD Announces Full Year 2022 Financial Results and Provides Update on Business Model Transition

BOCA RATON, Fla. – April 7, 2023 – TherapeuticsMD, Inc. (“TherapeuticsMD” or the “Company”) (NASDAQ: TXMD), a company that owns rights to pharmaceutical royalties, today reported financial results for the full year ended December 31, 2022.

“As a result of the transaction with Mayne Pharma Group Limited (ASX: MYX) (“Mayne Pharma”) that closed at year-end, in which TherapeuticsMD granted Mayne Pharma an exclusive license to commercialize TherapeuticsMD’s products in the United States, we repaid our debt, redeemed our outstanding preferred stock, eliminated our commercial and manufacturing infrastructure, and downsized our remaining operations,” said Marlan D. Walker, Chief Executive Officer of TherapeuticsMD. “We look forward to continuing to streamline our operations as we complete the transition to a virtual business model that collects royalties from Mayne Pharma and our other licensees. We also intend to explore other strategic pathways to create value for TherapeuticsMD shareholders,” said Mr. Walker.

Full Year 2022 Financial Results

Net Income (Loss) from Continuing Operations

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Net income from continuing operations was $1.1 million for the year ended December 31, 2022, or $0.12 per basic share, compared to a net loss of $79.3 million, or $9.96 per basic share, for 2021. The increase in net income was a result of an increase in license revenue due to the Mayne Pharma transaction.

License Revenues from Continuing Operations

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License revenues from continuing operations, which are revenues from continuing operations related to license agreements, were $70.0 million for the year ended December 31, 2022, compared to $2.6 million for 2021. The increase in license revenues was a result of the allocation of the initial upfront payment and guaranteed minimum royalties from Mayne Pharma.

Total Operating Expenses from Continuing Operations

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Total operating expenses from continuing operations for 2022 were $67.4 million compared to $80.7 million for 2021. Total operating expenses from continuing operations for 2022 included $9.5 million of restructuring expenses.

Discontinued Operations

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Discontinued operations, which include the Company’s commercial operations related to the sale of ANNOVERA®, IMVEXXY®, BIJUVA®, and prescription prenatal vitamin products sold under the BocaGreenMD® and vitaMedMD® brands, which are now licensed to Mayne Pharma, resulted in product revenues of $80.7 million for the year ended December 31, 2022, compared to $84.4 million for the same period in 2021. Net income from discontinued operations was $110.9 million for the year ended December 31, 2022, compared to a net loss of $93.1 million for 2021.

Balance Sheet

•	As of December 31, 2022, the Company’s cash on hand totaled $38.1 million compared with $64.9 million as of December 31, 2021.

•	As of December 31, 2022, the Company had no indebtedness for borrowed money, compared to $188.3 million as of December 31, 2021.

Corporate Updates

In connection with the previously announced transaction with Mayne Pharma, TherapeuticsMD has significantly reduced its operating expenses. The termination of certain members of the Company’s executive management team and all other employees was completed by December 31, 2022. Severance obligations for all employees other than executive officers were paid in full during the first quarter of 2023, and severance obligations for terminated executive officers will be paid in accordance with their employment agreements and separation agreements as previously disclosed. As of December 31, 2022, the Company employed one full-time employee primarily engaged in an executive position. The Company engaged external consultants, including certain former members of its management team, to support TXMD’s relationship with current partners and assist with certain financial, legal, and regulatory matters, and the continued wind-down of historical business operations.

Total consideration paid to TherapeuticsMD for the transaction with Mayne Pharma that closed on December 30, 2022, included an upfront cash payment of $140.0 million for the license grant and sale of certain assets, plus an additional approximately $13.1 million for the acquisition of net working capital and prepaid royalties, which is subject to customary adjustments. In addition,

TherapeuticsMD is eligible to receive up to $30.0 million in milestone payments as well as royalties on net sales of between 7.5% and 8.0%, for a period of 20 years, with minimum annual royalties of $3.0 million per year for 12 years, adjusted for inflation at an annual rate of 3%, subject to certain further adjustments. The approximately $1.0 million in prepaid royalties paid at closing will reduce the first four quarterly royalty payments that would have otherwise been payable to TherapeuticsMD.

The Company used a portion of the proceeds to repay all obligations under the Company’s Financing Agreement with Sixth Street Specialty Lending, Inc. In addition, the Company also redeemed all 29,000 outstanding shares of its Series A Preferred Stock at a purchase price of $1,333 per share and paid certain affiliates of Rubric Capital Management LP (“Rubric”) approximately $3.0 million as a make-whole payment pursuant to the subscription agreements previously entered into between the Company and Rubric.

Forward-Looking Statements

This press release by TherapeuticsMD, Inc. may contain forward-looking statements. Forward-looking statements may include, but are not limited to, statements relating to TherapeuticsMD’s objectives, plans and strategies as well as statements, other than historical facts, that address activities, events or developments that the company intends, expects, projects, believes or anticipates will or may occur in the future. These statements are often characterized by terminology such as “believes,” “hopes,” “may,” “anticipates,” “should,” “intends,” “plans,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy” and similar expressions and are based on assumptions and assessments made in light of management’s experience and perception of historical trends, current conditions, expected future developments and other factors believed to be appropriate. Forward-looking statements in this press release are made as of the date of this press release, and the company undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of the company’s control. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the sections titled “Risk Factors” in the company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as reports on Form 8-K, and include the following: whether Mayne Pharma will be successful at commercializing the products that it licensed and acquired from TherapeuticsMD; whether the company is successful in winding down its operations and the costs associated therewith, including the company’s ability to obtain any additional financing necessary therefor and the any adjustments to the net working capital purchased as part of the Mayne Pharma transaction; whether the company is successful in identifying strategic pathways to create additional shareholder value; the company’s ability to remain listed on Nasdaq; the impact of product liability lawsuits; the impact of leadership transitions; and the volatility of the trading price of the company’s common stock.

CONTACT:

Marlan D. Walker	Lisa M. Wilson
Chief Executive Officer	In-Site Communications, Inc.
561-961-1900	212-452-2793
lwilson@insitecony.com